Exhibit 10.1

RESTATED ASSIGNMENT AGREEMENT

Agreement No. 06-0102

This Restated Assignment Agreement (“Agreement”) is made and entered into in Sacramento, California, between Premier Waterworld Sacramento, Inc. (“Premier”), a California corporation and wholly-owned subsidiary of Premier Parks Operations, Inc., the assignor; Palace Entertainment Holdings, Inc. (“Palace Entertainment”), a Delaware corporation, the assignee; and California Exposition & State Fair (“Cal Expo”), an independent entity of state government.  As a matter of convenience, Palace Entertainment and Cal Expo may be referred to herein as “the Parties.”

Recitals

A.                Whereas, Premier and Cal Expo, on or about December 30, 1999, entered into an Amended and Restated Lease Agreement (“Premier Agreement”) for the purpose of operating, maintaining, and improving a water park, consisting of water slides, wave pools, water rides, and other attractions, on the property of Cal Expo.

B.                  Whereas, on or about January 26, 2006, pursuant to Section 21.1 of the Premier Agreement, Premier notified Cal Expo that it was exercising its option to terminate the lease effective at the end of the 2006 Operating Season.  Premier further notified Cal Expo that it would be removing its personal property, including water slides and other rides, at termination in accordance with Section 8.8.2 of the Premier Agreement.

C.                  Whereas, in February 2006, Cal Expo notified Premier that prior to termination, Cal Expo would consider either a buy out under Section 20 or an assignment of Premier’s rights and interests to a qualified third party under Section 24 of the Premier Agreement.

D.                 Whereas, in November 2006, after extensive negotiations with interested third parties, Premier and Cal Expo have reached agreement that Palace Entertainment would be assigned Premier’s rights and interests in the Premier Agreement on the following terms and conditions:  Palace Entertainment shall pay Premier the sum of $950,000.00 for the ownership rights to all the remaining personal property belonging to Premier, including water slides and other rides; Cal Expo shall pay to Premier the final balance (estimated at $240,000.00) for the purchase of the FRC Premises as full accord and satisfaction of the “Acquisition Agreement” between Cal Expo and Premier dated June 9, 1999 (a copy of the Acquisition Agreement is attached as Exhibit 1); Palace Entertainment enters into an agreement with Cal Expo, whereby Palace Entertainment accepts the assignment from Premier on the terms and conditions as amended and restated in this Agreement; and by accepting such assignment pursuant to Section 20 of the Premier Agreement, Cal Expo and Premier forever release and discharge the other from any and all claims which may in any way be connected or based on the Premier Agreement and Acquisition Agreement.

E.                   Whereas, in connection with the Restated Assignment Agreement, due to many changed circumstances and to clarify amended terms and conditions, Palace Entertainment and Cal Expo desire to amend and restate the Premier Agreement such that the Restated Assignment Agreement supersedes the Premier Agreement and will be a new and separate agreement.

Now, therefore, the Parties agree as follows:

Terms and Conditions

1.                    Based on and in accordance with the foregoing recitals, Premier hereby assigns all of its rights and interests in the Premier Agreement to Palace Entertainment; Cal Expo hereby consents to the assignment, and Palace Entertainment hereby accepts the assignment from Premier on the terms and conditions set forth below.

2.                    Premises

A.                Grant of Rights, Definition of Terms:  Cal Expo grants to Palace Entertainment the exclusive right to equip, improve, operate and maintain an aquatic park consisting of water slides, wave pools, water rides and attractions, and other related developments and facilities on its premises as described and set forth in Exhibit A hereto.  Although the rights conveyed under this Agreement, except as stated otherwise, are exclusive year-round, the parties anticipate that the primary commercial use of the Water Park will be May through September of each year.  Subject to Cal Expo’s approval, Palace Entertainment may provide programs and events at other times during the year which do not conflict or compete with other events and programs held at Cal Expo.  Palace Entertainment shall pay the same rent as described in this Agreement from revenues from these programs and events.  All such property and rights, together with the Water Park Premises, shall be referred to in this Agreement as the “Premises.”

B.                  Warranties:  Cal Expo warrants that it has the power to consummate the transactions and take the actions contemplated under this Agreement, including the transfer (or ratification thereof) of the rights under this Agreement, and warrants the quiet enjoyment of the Water Park to Palace Entertainment for the purposes set forth in this Agreement, subject only to those encumbrances and limitations set forth in this Agreement.  Palace Entertainment warrants that it has the power to consummate the transactions and take the actions contemplated under this Agreement.

C.                  Premises Taken “As Is”:  Palace Entertainment accepts the Premises in its presently existing condition “as is.”  Except as otherwise described in this Agreement, Cal Expo shall not be obligated to make any alterations, additions or betterments thereto.

D.                 Consent to Jurisdiction and Venue:  This Agreement is to be performed in the County of Sacramento, State of California.  Palace Entertainment hereby expressly agrees and consents to the personal jurisdiction of the Courts of the State of California in the

County of Sacramento for any purpose or matter whatsoever alleged by any petition, complaint, or other pleading by Cal Expo relating to this Agreement.  Palace Entertainment further consents and agrees that service of any process necessary in connection with any proceeding alleged to arise out of this Agreement may be made by Cal Expo on Palace Entertainment by registered mail, postage prepaid, to Palace Entertainment at its main offices in Sacramento, which service of process shall be fully effective in all respects as personal service lawfully made on Palace Entertainment in the State of California.

3.                    Term:  The term of this Agreement shall commence on December 15, 2006, and shall terminate on December 31, 2015, unless it is either extended or sooner terminated in accordance with the provisions of this Agreement.

A.                Option 1:  Palace Entertainment shall have an option to extend this Agreement for an additional ten (10) years, that is, until December 31, 2025, provided that Palace Entertainment meets and satisfies the following investment and performance criteria:  (1) on or before May 30, 2009, Palace Entertainment shall invest $2.5 million in capital improvements and deferred maintenance as approved by Cal Expo; (2) in addition to the requirement set forth in (1) above, on or before May 30, 2010, Palace Entertainment shall invest a minimum of $350,000.00 on capital improvements as approved by Cal Expo; and (3) in addition to the requirements set forth in (1) and (2) above, Palace Entertainment  shall invest a minimum of $400,000.00 on capital improvements, on or before May 30, 2013, as approved by Cal Expo.  In the event Palace Entertainment opts to invest more than the $2.5 million minimum requirement set forth in (1) above, any overage shall be applied to the requirements set forth in (2) and (3).  In addition to the investment criteria set forth above in (1), (2) and (3), Palace Entertainment must attain an average annual gross revenue for 2007 through 2013 (adjusted for inflation based on the wholesale price index) that is greater than $2.8 million.

In order to exercise this option, Palace Entertainment must provide written notice to Cal Expo no later than May 1, 2014, of its intent to exercise the option; satisfy the investment and performance criteria as set forth in the foregoing paragraph; shall reach agreement with Cal Expo on a schedule of capital improvements and deferred maintenance which must be completed during this ten-year extension; and not be in default under the terms of this Agreement.  In the event this Agreement is extended for an additional ten years, it is agreed that this ten-year extension shall be subject to all the terms and conditions of this Agreement, unless otherwise agreed to in writing by the Parties.

B.                  Option 2:  In the event this Agreement is extended pursuant to Option 1, Cal Expo, in the exercise of its sole discretion, shall have an option to extend this Agreement for an additional five (5) years, that is, until December 31, 2030.  In order to exercise this option, Cal Expo must provide written notice to Palace Entertainment no later than May 1, 2024, of its intent to exercise this option.  In the event this Agreement is extended for an additional five years, it is agreed that this five-year extension shall be subject to all the terms and conditions of this Agreement, unless otherwise agreed to in writing by the Parties.  In the event the option is not exercised by Cal Expo, the Agreement will expire December 31, 2025.

4.                    Payment by Palace Entertainment to Cal Expo:

A.                Annual Payment:  Palace Entertainment shall pay Cal Expo an amount equal to eight percent (8%) of the total Gross Revenues generated for each year of this Agreement commencing January 1, 2007, and each year thereafter.

B.                  Monthly Installments:  In making the Annual Payment set forth in (A) above, Palace Entertainment shall make equal monthly payments calculated from the Gross Revenues received from the preceding year of this Agreement.  Palace Entertainment shall make such payments on or before the tenth day of each month.

C.                  Annual Report and Reconciliation:  Within ninety (90) days after December 31 of each year of this Agreement, Palace Entertainment shall furnish to Cal Expo a statement of the Gross Revenues audited for the preceding calendar year, certified by a Public Accountant.  In the event that such audit statement shows that Palace Entertainment’s total monthly payments is less than the required Annual Payment, then Palace Entertainment shall pay to Cal Expo the balance due within thirty (30) days after the audit statement is certified by the Public Accountant.  Alternatively, in the event that such audit shows that Palace Entertainment’s total monthly payments exceed the Annual Payment, then Cal Expo shall refund the excess balance to Palace Entertainment within thirty (30) days of receipt of the audit statement certified by the Public Accountant or, if not so refunded, at Palace Entertainment’s option, shall be offset against the monthly payment(s) next due and payable by Palace Entertainment.

D.                 Notwithstanding sub-paragraph 4B, for the 2007 calendar year only, Palace Entertainment shall make monthly payments in the amount of $25,000.00 on the tenth day of each month of 2007.

E.                   Notwithstanding sub-paragraph 4A, for calendar years 2007 and 2008, Cal Expo shall grant Palace Entertainment a total Annual Payment credit of $200,000.00 to be applied as follows:  $100,000.00 for calendar year 2007 and $100,000.00 for calendar year 2008.  This payment credit may be made, at Cal Expo’s option, either in the form of a rent credit or a payment to Palace Entertainment.  In either event, Palace Entertainment shall deem the two payments as marketing contributions.

F.                   Place of Payment: All payments shall be made by Palace Entertainment to Cal Expo at 1600 Exposition Boulevard, Sacramento, California, or at such other location as shall be designated in writing by Cal Expo.

G.                  Late Payments:  In the event a payment is not made on or before the due date herein provided, Palace Entertainment shall pay to Cal Expo a late charge on said unpaid payment at the rate of one and one-half (1 1/2) percent per month from and after the due date thereof until the date of payment.  Should there be unusual or extenuating circumstances for not paying said payment on or before the due date herein provided, Cal Expo in its sole discretion may waive the late charge on the unpaid payment.

H.                 Computation of Gross Revenues and Definition of Terms:  For all purposes under this Agreement, the term “Gross Revenues” shall mean all monies or money equivalents paid or payable to Palace Entertainment for sales made or services rendered at or from the Water Park Premises described on Exhibit A hereto, or from any other source including parking revenue received from Cal Expo related directly or indirectly to the Water Park through the implementation of the Agreement, without any deductions, provided that “Gross Revenues” shall not include any sales taxes or other admissions and/or amusement taxes imposed by any governmental entities and collected by Palace Entertainment.  “Gross Revenues” shall not include “trade-outs” or other arrangements whereby Palace Entertainment engages in advertising or promotion of the Water Park in exchange for non-cash benefits.

5.                    Capital Improvements:  Palace Entertainment shall make the following capital improvements:

A.                Prior to May 30, 2009, Palace Entertainment shall invest not less than $2.5 million in capital improvements and deferred maintenance, adjusted by the Wholesale Price Index, of which $650,000.00 shall be spent, not later than May 30, 2007, on a new attraction.

B.                  In addition to the requirements of paragraph 5(A) above, Palace Entertainment shall invest a minimum of $350,000.00 in capital improvements prior to May 30, 2010.

C.                  In addition to the requirements of paragraphs 5(A) and 5(B) above, Palace Entertainment shall invest a minimum of $400,000.00 in capital improvements prior to May 30, 2013.

D.                 The foregoing capital improvements shall carry forward if Palace Entertainment invests more than the required amount in capital improvements prior to December 31, 2009 (i.e., the overage will apply toward the 2010 and 2013 target date requirements).

E.                   Should the Agreement be extended in accordance with paragraph 3 of this Agreement, the Parties shall agree to a schedule of capital improvements and deferred maintenance investment during the extension period (2016 through 2025, and 2025 through 2030).

F.                   All capital improvements purchased by Palace Entertainment from Six Flags, and all capital improvements provided under this Agreement, shall become the property of Cal Expo at Cal Expo’s sole and exclusive option upon termination of the Agreement for any reason other than Cal Expo’s exercise of its buy-out option pursuant to paragraph 23 of this Agreement.  Cal Expo, if not exercising its buy-out option pursuant to paragraph 23, may also require that one or more or all capital improvements be removed at Palace Entertainment’s sole expense.

G.                  For the purposes of this Agreement, the definition of a “capital improvement” shall be any of the following:

1)                  A structure and/or a fixture permanently attached to the structure and structural or nonstructural improvements of a permanent nature.

2)                  A structure is an improvement of a permanent nature which is constructed or built.

3)                  A fixture is a permanent attachment to a permanent structure (of a permanent nature structure or fixture) which augments the intended use of the structure.

4)                  Permanent nature means that the intent is of an enduring or fixed nature not temporary or transient.

5)                  Extensive remodeling and replacement of an existing facility may qualify as a capital improvement if the useful life of the facility is extended or its usefulness increased.

6.                    Quitclaim Deed:  Upon the termination or sooner cancellation of this Agreement in accordance with the terms hereof, including the cancellation of this Agreement by Cal Expo by virtue of an Event of Default described in paragraph 22 below by Palace Entertainment, Palace Entertainment shall execute and deliver to Cal Expo, within thirty (30) days after such termination or sooner cancellation (but in no event until Cal Expo has paid the required buy-out price if terminated under paragraph 23 hereof), a Quitclaim Deed assigning, transferring and conveying any rights of Palace Entertainment to the Premises (other than Palace Entertainment’s personal property (including, but not limited to, water slides and other rides)) arising hereunder, which Quitclaim Deed shall be recorded at the sole cost and expense (including payment of all real property transfer taxes arising therefrom) of: (a) Cal Expo, if the expiration or sooner termination of this Agreement is for any reason other than an Event of Default (as defined in paragraph 22) by Palace Entertainment, including but not limited to the exercise by Cal Expo of the its buy-out option with respect to the Water Park, set forth in paragraph 23 herein, and assuming Cal Expo has paid the required buy-out price thereunder; or (b) Palace Entertainment, if the termination occurs by reason of any Event of Default (defined under paragraph 22) by Palace Entertainment.  The granting of said Quitclaim Deed pursuant to this Section, however, shall not constitute an admission by Palace Entertainment of any breach or acquiescence in any termination, and shall not prevent or estop Palace Entertainment from pursuing all available remedies at law or in equity.  Should Palace Entertainment fail or refuse to deliver said Quitclaim Deed, a written notice by Cal Expo reciting said failure shall after ten (10) days from the date of recordation of said notice be conclusive evidence of such termination against Palace Entertainment and all persons claiming an interest in the Water Park Premises under this Agreement.

7.                    Parking and Access to Premises

A.                Parking:  Cal Expo shall provide convenient and adequate parking areas for customers of Palace Entertainment at all times that Palace Entertainment is conducting activities at the Water Park in accordance with this Agreement.  Cal Expo may charge for such parking in accordance with the terms of this Agreement.  Cal Expo is not required to provide an exclusive parking area for Palace Entertainment’s customers, but Cal Expo shall not provide to any other party parking rights that would exclude Palace Entertainment’s customers from parking areas convenient to the Water Park.  Cal Expo shall provide, at no charge, reasonably convenient parking for employees and service personnel of Palace Entertainment (which parking need not be as convenient as customer parking) at such areas as Cal Expo shall designate and redesignate.  Such parking areas may be changed, at Cal Expo’s discretion, during the annual California State Fair (“State Fair”).  Cal Expo shall further provide at no charge convenient access to the Water Park for construction equipment, service and supply vehicles related to Palace Entertainment’s activities pursuant to this Agreement.

1)                  Subject to the terms hereof, parking shall be under control of Cal Expo.  Cal Expo expressly reserves the right to charge for parking provided to customers of the Water Park.  Any fees charged by Cal Expo to Palace Entertainment’s customers shall not exceed stated public parking fees during the State Fair (excluding for this purpose Cal Expo’s car pooling rates or any other parking promotions).

2)                  Except during the period of the annual State Fair, Cal Expo shall pay to Palace Entertainment one-half (1/2) of the net proceeds of any parking fees charged to Palace Entertainment’s customers. Such payments shall be made to Palace Entertainment no later than twenty (20) days following the end of each month.

3)                  For purposes of this paragraph 7, “net proceeds” shall be determined by deducting from gross parking revenues paid by Palace Entertainment’s customers, the expenses of Cal Expo reasonably incurred for traffic control and fee collection related to those customers.  In the event that Cal Expo should conclude it cannot practically determine actual gross parking revenues from Palace Entertainment’s customers, Cal Expo, upon written notification to and consultation with Palace Entertainment, shall establish a reasonable formula for estimating such gross parking revenues based upon other ascertainable indicia.  In the event that such expenses exceed the total gross parking revenues Cal Expo has collected from Palace Entertainment’s customers, Palace Entertainment shall reimburse Cal Expo for such excess expenses upon Palace Entertainment’s receipt of written verification thereof.

B.                  “Drop Off” Area:  Except during the period of the State Fair, Cal Expo shall exercise its best efforts to provide a separate automobile “drop-off” area at points convenient to the pedestrian access through the State Fair site to the Water Park, and shall permit customers of Palace Entertainment access to these areas at no charge.  The initial automobile drop-off area for the Water Park Premises shall be at the point closest to the Water Park Premises entrance on the turnaround at Cal Expo’s Main Gate.

C.                  Pedestrian Access:  Cal Expo shall continue to provide: (1) pedestrian access through the Cal Expo grounds to the Premises for customers, employees, service personnel, and agents of Palace Entertainment, and (2) access to the Premises over the back service road for Palace Entertainment and its agents, employees, vendors and contractors, all of which shall be related to Palace Entertainment’s activities pursuant to this Agreement.  The initial pedestrian access for customers of the Water Park shall be through Cal Expo’s Main Gate and along Palm Avenue to the Water Park.  Should Cal Expo make changes in the physical layout of the State Fair site, it may redesignate customer pedestrian access for Palace Entertainment, provided Cal Expo shall exercise best efforts to insure that such redesignated access shall be equivalent in convenience and quality of appearance to the initial access.

D.                 Gates and Parking Lots:  All references to particular gates and parking lots in this Agreement shall refer to the particular gates and parking lots as they are designated on the date of this Agreement.

8.                    Reserved Rights of Cal Expo

A.                Cal Expo’s Control Over Balance of Grounds:  Except as limited in this Agreement, Cal Expo expressly reserves the right to grant, during the term hereof or any extension, the right to operate concessions on the State Fair site other than the Premises including, but not limited to, concessions for food and beverage, souvenirs, novelties, crafts, commercial items and other items and services provided at fairs, expositions, or other interim events on the Cal Expo grounds.

B.                  Cal Expo’s Right to Levy Charges

1)                  During the period of the State Fair, Cal Expo may levy a charge for admission to the State Fair site, and, notwithstanding any other provision of this Agreement, such charge shall be applicable to all of Palace Entertainment’s customers.

2)                  During periods other than the State Fair, Cal Expo may, from time to time, in addition to any charge for parking, levy a separate charge for admission to portions of the Cal Expo grounds, other than the Premises pedestrian access areas, drop off areas and parking areas provided under this Agreement, and such charge may apply to Palace Entertainment’s customers, employees and service personnel, provided that such charge shall not be levied for the sole privilege of access to the Premises.

C.                  Review of Items Sold:  Except as limited in this Agreement, Cal Expo reserves the right to prohibit the sale or rental of any item which it reasonably deems objectionable from the standpoint of taste, quality, or compatibility with Cal Expo’s activities, but shall not exercise this right for the purpose of controlling the economic return to Palace Entertainment or to protect exclusive licensing or similar arrangements between Cal Expo and others.  Palace Entertainment, upon written request of Cal Expo, shall submit items for approval within a reasonable time prior to proposed sale or rental.  Cal Expo shall respond to requests for approval within five (5) days of receipt of written request for approval.

D.                 Cal Expo’s Right to Make Improvements:  Cal Expo expressly reserves the right to inspect, investigate, survey, construct, reconstruct, replace, repair, maintain, and operate water lines, sewer lines, telephone lines, electrical power lines together with appurtenant facilities along the route of such lines and facilities existing throughout the Premises, and to authorize others to do so as necessary as determined by Cal Expo, for the administrative management and development of the Cal Expo grounds.  Palace Entertainment will be given reasonable notice when such work may become necessary and shall adjust its operations in such manner that Cal Expo may proceed expeditiously.  Cal Expo shall not exercise this right in such a way as to unreasonably interfere substantially with Palace Entertainment’s operations or customer access to the Water Park or in such a way as to unreasonably detract from the appearance of the Water Park or unreasonably deter or discourage patronage of the Water Park.

E.                   Security:  Palace Entertainment will be allowed to provide limited security staff to work with the Cal Expo Police Department to ensure the safety of the park and the guests.  Nothing contained in this Agreement shall be construed to limit Cal Expo’s authority to determine minimum levels of security reasonably necessary to protect public health and safety, including assigning a police officer(s) and security guards during operating hours as determined by the Cal Expo Chief of Police.  Palace Entertainment agrees to pay Cal Expo its reimbursable rate for such security provided by Cal Expo at the Water Park Premises in accordance with Palace Entertainment’s request, including the costs and expenses actually incurred by Cal Expo in connection with any lawful arrests made in furtherance of providing such security, including requisite time spent at bookings and court appearances.  Cal Expo assumes no responsibility for any loss or damage to the property of Palace Entertainment as a result of  Palace Entertainment’s decisions regarding security at the Water Park.

9.                    Special Duties of Cal Expo

A.                Quality of Support Services, Documentation of Costs:  Parking services, security services and any other support service now or later required of Cal Expo under this Agreement shall be of a reasonable commercial standard as measured by the standards of other facilities and operations comparable to those of Palace Entertainment under this Agreement.  Cal Expo shall provide to Palace Entertainment, at reasonable times and upon reasonable notice, records of costs and receipts of parking operations and reasonable documentation supporting actual costs of security operations or other reimbursable items which support the cost reimbursement claims and profit share determinations made by Cal Expo.

B.                  Restriction on Commercial Activities in Certain Areas:

1)                  Cal Expo shall not permit or conduct any sales, concessions, promotions or other commercial use of the parking areas which are directed toward or substantially affect Palace Entertainment’s customers, nor adversely affect the attractiveness of Palace Entertainment’s goods or services to such customers.

2)                  Except during the period of the State Fair, Cal Expo shall not permit or conduct any sales, concessions, promotions or other commercial use of the pedestrian access areas provided for Palace Entertainment’s customers except during periods that other contractors are sharing that pedestrian access for other activities on the Cal Expo grounds, and during these periods such activities shall be limited to those directly related to such other use, and shall not be directed primarily at Palace Entertainment’s customers or interfere with their access to the Premises.

10.              Rights of Palace Entertainment

A.                Palace Entertainment Activities

1)                  Permitted Activities:  Unless otherwise authorized by Cal Expo, Palace Entertainment may use the Water Park Premises for commercial purposes only as follows: all activities normally associated with aquatic park and family oriented entertainment facilities, including, without limitation, various water-oriented entertainments and rides, games, competitions, promotions, concessions, musical, dramatic or other stage shows or similar presentations, and may use the remainder of the Premises for purposes ancillary or incidental thereto (including but not limited to ingress and egress) and otherwise as permitted in this Agreement.

2)                  In addition to the obligation set forth in paragraph 15, Palace Entertainment agrees that in the event of any litigation or claim of damages for copyright infringement or violation by Palace Entertainment, its agents or licensees, arising from its conducting or licensing musical, cinematic, dramatic or other similar shows at the Water Park, Palace Entertainment will hold Cal Expo harmless and Palace Entertainment will indemnify and defend Cal Expo in the event of any such action for or claim of infringement or violation of copyright by Palace Entertainment, its agents and licensees.

3)                  Exclusive Commercial Rights on Designated Premises:

a)                   The rights conveyed under this Agreement include the exclusive right to commercial use of the Water Park Premises, except as limited by this Agreement.

b)                  Palace Entertainment shall have the sole and exclusive right to enter into concession, licensing, promotion or sponsorship agreements or exclusive use arrangements relating to the Water Park (or any portion thereof), provided that any privileges granted to others by these agreements, including but not limited to signage, public address announcements, distribution of any material (including but not limited to coupons, fliers and product samples) and access to the Premises for hospitality purposes shall be directed to Palace Entertainment’s customers and shall not be visible to, audible to, or designed to impact any persons other than Palace Entertainment’s customers, and shall not be directed toward any other persons on the Cal Expo grounds or the general public without prior written approval of Cal Expo.

c)                   Cal Expo recognizes that Palace Entertainment does not have complete control over ambient noise or incidental visibility; while the volume of public address announcements will be modulated to the level necessary to be audible to Water Park patrons, it is possible that these announcements may be audible outside the Water Park.  Palace Entertainment agrees to abide by the City of Sacramento noise control ordinance, Chapter 66 (commencing with Section 66.101) of the Sacramento City Code, adopted by the City of Sacramento and in effect on December 1, 1983.  Amendments to the ordinance made after December 1, 1983, are not directly applicable to the California Exposition and State Fair.

4)                  Palace Entertainment’s Right to Levy Charges:

a)                   Palace Entertainment may charge fees, rates or prices as follows:  (1) for the initial admission to the Water Park (except as may be limited by this Agreement for the period of the State Fair); (2) for rides on amusement facilities; (3) for use of all other facilities operated by Palace Entertainment upon the Premises which are authorized by Cal Expo in accordance with this Agreement; (4) for sales of food and beverages, goods, services and other concession items on the Premises; and (5) for use of the Premises by concessionaires, licensees, and other third parties otherwise authorized by this Agreement.

b)                  Palace Entertainment’s fees, rates or prices shall be at a competitive level with similar items throughout the Cal Expo grounds.  Palace Entertainment agrees to submit price lists to Cal Expo for review.  If Cal Expo expresses concern over prices charged, the parties will cooperate to mutually agree on appropriate fees.  If no resolution can be reached, the parties will proceed with dispute resolution as described in paragraph 18 of this Agreement.

B.                  Control of Ticket Sales:  Except during the period of the State Fair, Palace Entertainment shall operate ticket sales for its operations.  Cal Expo and Palace Entertainment shall, from time to time, agree upon appropriate locations for ticket sale outlets on the Cal Expo grounds.  Palace Entertainment will follow reasonable revenue control procedures approved by Cal Expo to monitor revenues.  Cal Expo shall have reasonable access to the ticket sale operations to review records of receipts and verify accuracy of the operations themselves.  Cal Expo may, at Palace Entertainment’s expense, retain personnel to conduct such review and verification, provided that Palace Entertainment’s obligations to compensate Cal Expo for the costs of such activities shall not exceed One Thousand Dollars ($1,000.00) in any one year.

C.                  Identifying Signs:

1)                  Water Park Sign:  Palace Entertainment has an identifying sign on the existing pylon at the main entrance to Cal Expo, identifying the Water Park.  Cal Expo shall have the right to review and approve any replacements to this sign desired to be made by Palace Entertainment, at its own cost and discretion, including but not limited to location, size, design, content, method of attachment (if any), and materials used to manufacture the sign; provided, however, Cal Expo hereby acknowledges and consents to any signs existing as of the date hereof..

2)                  Other Signs:  Palace Entertainment, subject to the sole discretion of Cal Expo, and on terms mutually agreed upon by the parties, including reasonable charges levied by Cal Expo for such rights, may locate other identifying or directional signs at other points on the Cal Expo grounds.

3)                  Approval:  Cal Expo shall not unreasonably withhold approval of any signs proposed by Palace Entertainment pursuant to this paragraph 10(C).  In evaluating any signs proposed by Palace Entertainment, Cal Expo shall use the same standards applied by Cal Expo to its own signs in the area for which the sign is proposed, or, if Cal Expo has no signs in such area, in comparable areas of the Cal Expo grounds.  Palace Entertainment shall have the right to maintain the current entry signage at the pedestrian entrance of the Water Park, or replacement signage of equivalent quality, size, readability and visibility.

D.                 Promotion and Advertising:  Palace Entertainment shall have sole control over advertising and promotion of its facilities and attractions, provided that, without further consent of Cal Expo, Palace Entertainment shall have the right to use the names “Cal Expo”, “State Fair” or similar terms only for purposes of identifying the location of its facilities.  Cal Expo, in its sole discretion, may provide to Palace Entertainment the right to advertise or promote, on other portions of the Cal Expo grounds, its facilities and activities on the Premises, and Cal Expo may levy a separate charge for such right.

11.              Duties of Palace Entertainment

A.                Quality of Operation

1)                  Palace Entertainment shall operate the Water Park for a commercially reasonable period each year, including during the State Fair.  The operations shall be of first class quality in all respects which is comparable to similar operations of Palace Entertainment.  Palace Entertainment shall diligently pursue a promotional program to increase the use of its services and facilities.

2)                  Palace Entertainment shall contract continuously for the personal services of an expert resident manager of the Water Park (the “Manager”).

3)                  Palace Entertainment shall establish and schedule hours of operation pursuant to operating plans that will maximize economic return from operations in Palace Entertainment’s sole business judgment.  Palace Entertainment shall prepare and submit to Cal Expo a proposed schedule of operating hours.

B.                  Palace Entertainment’s Employees:

1)                  Palace Entertainment agrees that at all times its employees shall be clean in appearance and courteous in manner and shall be fully instructed and trained so that the public and patrons at Cal Expo shall be treated and served with every reasonable consideration and courtesy.  If, in the reasonable opinion of Cal Expo, any of Palace Entertainment’s employees fail to meet reasonably such standards then upon written request of Cal Expo setting forth in detail the reasons for such request, Palace Entertainment shall forthwith cause such employee to meet such standards or discontinue the employment of any such employee or employees at the Water Park.

2)                  Palace Entertainment’s employees engaged where food and beverage is sold shall comply with all applicable federal, state, city and county sanitary regulations.

C.                  Expenditures on Advertising and Promotion:

1)                  Palace Entertainment will expend annually on advertising and promotion of the Water Park, as a minimum, eight percent (8%) of annual gross revenues.

a)                   For purposes of this requirement, monies expended by or on behalf of Palace Entertainment for advertising and other forms of promotion may be taken into account, so long as the expenditures are made for the primary purpose of promoting the Water Park and activities conducted thereat by Palace Entertainment, but there shall not be taken into account the discounting of tickets or in-kind promotions.

b)                  If Palace Entertainment fails to make the required expenditures on advertising and promotion in any year, Palace Entertainment shall pay Cal Expo the amount of the shortfall.

2)                  Nothing in this paragraph 11(C) shall limit the discretion of Palace Entertainment to determine the method and amount of advertising and promotion expenditures so long as Palace Entertainment complies with the minimum expenditure requirements set forth above.

D.                 Expenditures on Capital Improvements:  Palace Entertainment shall make new capital improvements on the Water Park Premises as outlined in paragraph 5 of this Agreement.

1)                  Palace Entertainment shall annually prepare or revise and submit to Cal Expo a current Capital Improvements Plan (sometimes referred to herein as the “Plan”) that identifies contemplated capital improvements, including any substantial changes or alterations in any existing improvements, during the next following five years.  Except as provided in this Agreement, Palace Entertainment shall not be required to carry out such improvements, but Palace Entertainment shall not carry out any improvements unless those improvements are set forth in the Plan.

2)                  Cal Expo may object to the inclusion of any contemplated capital improvement in the Plan if the improvement is materially inconsistent with appropriate standards of appearance or safety, as measured by the standards applied in other similar facilities or on the balance of the Cal Expo grounds.  Cal Expo shall, within forty-five (45) days of receipt of the Plan, notify Palace Entertainment in writing of such objections.  Failure of Cal Expo to make such objection shall be deemed a waiver of Cal Expo’s right to object to the proposed capital improvement in concept, but shall not waive its right to final review and approval of the plans and specifications for such improvement as set forth in this Agreement.  Cal Expo’s refusal to accept a designated capital improvement as part of the Plan shall not reduce Palace Entertainment’s obligations to provide capital improvements as set forth in this Agreement.  Cal Expo’s right to withhold consent on the basis of incompatibility with the balance of the Cal Expo grounds is intended to insure reasonable compatibility taking into account not only the interests of Cal Expo in the rest of the Cal Expo grounds, but the purposes of this Agreement to establish a commercially successful Water Park for the duration of this Agreement.  Nothing contained in this provision authorizes Cal Expo to reject improvements that are reasonably functionally appropriate for the uses permitted to Palace Entertainment under this Agreement, although the provision does authorize Cal Expo to impose reasonable requirements with respect to the design and appearance of such improvements based upon the need for compatibility with the balance of the Cal Expo grounds.

3)                  If Palace Entertainment fails to make the required expenditures on capital improvements in any year, Palace Entertainment shall notify Cal Expo of said failure within 30 days after the completion of that year and submit a written plan to Cal Expo, for Cal Expo’s written approval, showing increased expenditures for the Water Park in the following year of 110 percent of the amount of the shortfall.  Cal Expo may, in its sole discretion, agree in writing to alternative methods to resolve any such shortfalls.

4)                  Within ninety (90) days of submission of a Capital Improvements Plan first containing a planned improvement, Cal Expo shall notify Palace Entertainment in writing if Cal Expo concludes that any contemplated improvement is not a true capital improvement that can be credited toward Palace Entertainment’s expenditure obligations under this provision.

5)                  Except as set forth in this paragraph 11(D), the timing of any capital improvements shall be entirely within the discretion of Palace Entertainment.

E.                   Charges During State Fair Period:  Palace Entertainment and Cal Expo will agree during the period of the State Fair to a schedule of attractions, entertainment, and admission pricing that will be offered on the Water Park Premises during that period.

F.                   Non-Discrimination Clause:  During the performance of this Agreement, Palace Entertainment and its subcontractors shall not unlawfully discriminate, harass, or allow harassment against any employee or applicant for employment because of sex, race, color, ancestry, religious creed, national origin, physical disability (including HIV and AIDS), mental disability, medical condition (cancer), age (over 40), marital status, and denial of family care leave.  Palace Entertainment and subcontractors shall insure that the evaluation and treatment of their employees and applicants for employment are free from such discrimination and harassment.  Palace Entertainment and subcontractors shall comply with the provisions of the Fair Employment and Housing Act (Gov. Code §12990 (a-f) et seq.) and the applicable regulations promulgated thereunder (California Code of Regulations, Title 2, Section 7285 et seq.).  The applicable regulations of the Fair Employment and Housing Commission implementing Government Code Section 12990 (a-f), set forth in Chapter 5 of Division 4 of Title 2 of the California Code of Regulations, are incorporated into this Agreement by reference and made a part hereof as if set forth in full.  Palace Entertainment and its subcontractors shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement.  Palace Entertainment shall include the nondiscrimination and compliance provisions of this clause in all subcontracts to perform work under this Agreement.

G.                  Americans With Disabilities Act:  Palace Entertainment, by signing this Agreement, assures Cal Expo that it, Palace Entertainment, and each of its subcontractors, vendors, exhibitors, promoters, agents, and employees, if any, comply with the Americans With Disabilities Act (“ADA”) of 1990 (42 U.S.C. 12101 et. seq.) and California Disability

Access statutes including, but not limited to, the Unruh Civil Rights Act (Cal. Civ. Code §51 et. seq.), the California Disabled Persons Act (Cal. Civ. Code §54 et. seq.), and all relevant provisions of the Health and Safety and Business and Professions Codes, as well as all applicable regulations and guidelines issued pursuant to the ADA, namely the Americans With Disabilities Act Accessibility Guidelines (“ADAAAG”) and all applicable regulations and guidelines issued pursuant to California law including Title 24 of California’s Building Code.  Failure to comply may subject Palace Entertainment to civil liability and damages.  Palace Entertainment further agrees that this covenant to comply with state and federal disability access requirements continues for the duration of the Agreement.

H.                 Acknowledgement of Cal Expo’s Title, Acquiescence in Reversion to Cal Expo:

1)                  Palace Entertainment hereby acknowledges the fee title of Cal Expo in and to the Water Park Premises, including real property improvements existing thereon but excluding Palace Entertainment’s personal property (including, but not limited to, waters1ides and other rides), and hereby covenants and agrees never to contest said title.

2)                  At the termination of this Agreement or in the event of an Event of Default by Palace Entertainment and cancellation of the Agreement by Cal Expo as a result thereof, other than if Cal Expo exercises its buy-out provision under paragraph 23 of this Agreement, title to the facilities and improvements constructed by the Palace Entertainment and those purchased by Palace Entertainment from Six Flags in accordance with the terms of this Agreement and any fixtures or appurtenances in connection therewith reverts to Cal Expo.  Within thirty (30) days of such termination, Palace Entertainment shall remove any of its moveable personal property located on the Water Park Premises.

I.                      No Liens:

1)                  During the term provided for in this Agreement, subject to the terms hereof, Palace Entertainment (including any of its contractors or concessionaires), will not in any way encumber or cloud its title to all or any portion of the Water Park Premises real property, or any improvements to it, and will promptly pay and discharge any and all debts contracted by it in reference thereto for labor, material, or services, or anything connected with or used by it upon the Premises to the end that no such liens shall attach unless being contested by or on behalf of Palace Entertainment in accordance with paragraph 11(I)(2).

2)                  Cal Expo shall have the right to post such notices as it may desire in order to protect its interest in the Water Park Premises, and any portions thereof, against liens.  If, nevertheless, any such lien shall be recorded and Palace Entertainment, within sixty (60) days after notice from Cal Expo shall fail to pay, settle, or otherwise release such lien, Cal Expo may pay or otherwise dispose of said lien, or defend, settle, or compromise any suit brought to foreclose the same, in its sole discretion, and all amounts so paid by it or any loss sustained by Cal Expo on that account, including a reasonable amount for its reasonable attorneys’ fees, shall be repaid to Cal Expo by Palace Entertainment and shall be in addition to any other payments by way of rental, or otherwise, required under the terms of this Agreement, provided that, if Palace Entertainment elects to contest the lien, Palace Entertainment may postpone Cal Expo’s payment of the lien by (a) making a deposit in escrow with a California bank or trust company of a sum sufficient to satisfy such lien in full, or (b) posting a performance bond with a reputable California licensed surety assuring payment of the claims secured by the lien in the event that such claim proves valid.  In the event Cal Expo does pay such a lien in accordance with its rights under this Paragraph, Palace Entertainment’s failure to repay any such sum to Cal Expo within thirty (30) days of when Cal Expo has mailed a bill therefor to Palace Entertainment shall constitute a breach of this Agreement.

J.                     Permits:  Palace Entertainment shall at all times abide by and comply with all applicable federal, state, and local laws and at all times shall have in good standing necessary licenses or permits to conduct its operation on the Cal Expo grounds.

12.              Conduct of Capital Improvements:

A.                Submission of Plans and Specifications:  At least forty-five (45) days prior to undertaking any planned capital improvement, Palace Entertainment shall submit to Cal Expo plans and specifications for such improvement, prepared or approved by professional engineer or architect licensed by the State of California, together with a proposed construction and inspection schedule.  Palace Entertainment shall also submit an equipment schedule, including catalog cuts, for approval.  Cal Expo may examine the submitted materials to ascertain:

1)                  That the proposed improvement is consistent with the improvement described in the Capital Improvement Plan or otherwise consistent with the standards by which Cal Expo has reviewed and approved the Plan.

2)                  That the proposed construction activities and schedule are consistent with Cal Expo’s planned activities on the balance of the Cal Expo grounds

B.                  Cal Expo Comment on Plans and Specifications:  If Cal Expo disapproves any drawings, plans or specifications, Palace Entertainment shall submit necessary modifications and revisions.  Cal Expo shall give approval or specify changes within fifteen (15) days of receipt of such working drawings, plans and specifications, and if Cal Expo fails to so approve or specify change, then approval is deemed to be given at the end of the I5-day period.

C.                  Scheduling of Capital Improvements:  Cal Expo, in its reasonable discretion, may require phasing or rescheduling construction of capital improvements to prevent conflict with the annual State Fair and other uses of the Cal Expo grounds.

D.                 Construction in Conformance with Plans:  The design and construction of each capital improvement will conform to the working drawings, plans, specifications and inspection schedule approved by Cal Expo. No substantial changes or alterations shall be made without prior written approval of Cal Expo.  Time for completion may be extended for a reasonable period due to factors beyond the reasonable control of Palace Entertainment, such as fires, riots, floods, earthquakes, wars, civil disturbances, major labor disturbances, acts of God or laws.  Upon completion, Palace Entertainment shall file a Notice of Completion of Construction with Cal Expo.

E.                   Professional Review:  Palace Entertainment shall utilize the services of an architect or engineer and contractor all licensed by the State of California, for the construction of said capital improvements.  Copies of the agreement between Palace Entertainment and its architect or engineer and its contractor, and all inspection reports, shall be furnished to and consented to in writing by Cal Expo.  The architect or engineer’s services shall include the preparation or approval of working drawings, detailed specifications, estimates of cost of construction, supervision, stage inspection.  Upon completion of construction, Palace Entertainment shall provide certification by its architect or engineer that the project to be in substantial accordance with the original plans and specifications.  Cal Expo shall designate a member of its engineering staff to monitor and inspect the progress of the construction at no cost to Palace Entertainment.

F.                   Verification of Costs:

1)                  Within ten (10) days of filing such Notice of Completion with Cal Expo, Palace Entertainment will submit a verified cost statement accompanied by substantiating invoices and bills for all direct out-of-pocket expenses incurred in the construction of a capital improvement that it wishes to include in partial satisfaction of its capital improvement obligations under this Agreement.  These costs shall include the following:  costs of all permits, fees, and licenses; the aggregate amount for the furnishing of labor, materials and tools, financing and related costs; and the cost of any and all professional fees, such as architectural and engineering services, directly related to the project described in such Notice of Completion.

2)                  After examination by Cal Expo of both construction and equipment cost statements, Cal Expo will establish the cost of the constructed capital improvements and the equipment in connection therewith.

3)                  In the event the cost statements are not filed by Palace Entertainment within the ten (10) day period above stated, Cal Expo shall thereupon estimate the cost of either or both cost statements, if necessary, and such estimate or estimates will become final within ten (10) days after notice thereof to Palace Entertainment.

4)                  In the event of a discrepancy or dispute between Cal Expo and Palace Entertainment as to the statement of construction costs or the statement of equipment costs, which discrepancy or dispute cannot be reconciled between Cal Expo and Palace Entertainment, the cost statement or statements shall be submitted to an independent auditor selected by mutual agreement of the parties.  It is agreed that the decision of the independent auditor shall be final and that the costs of said audit shall be borne equally by Cal Expo and Palace Entertainment.

13.              Records, Reports and Audits:

A.                Maintenance and Disclosure of Records:  Palace Entertainment shall keep true and accurate books and records showing all of its business transactions concerning its operations on the Premises in separate records of account in a manner acceptable to Cal Expo and Cal Expo shall have the right through its representative, and at all reasonable times, to inspect such books and records including State of California sales tax return and other amusement and/or admissions tax records.  Palace Entertainment hereby agrees that all such records and instruments are available to Cal Expo.

B.                  Statement Upon Termination:  In the event this Agreement is terminated, Palace Entertainment shall submit to Cal Expo, within ninety (90) days after such termination, a gross receipts statement for the period of operations not previously reported, certified by a Public Accountant or Certified Public Accountant.  Cal Expo further reserves the right to examine all such books and records at any time during the one (1) year period following the termination of this Agreement.

C.                  Cash Register Equipment:  Palace Entertainment agrees that as part of its record-keeping activity it shall, at its own cost and expense, install and maintain such cash register equipment as may be deemed necessary by Cal Expo.  Such cash register equipment shall contain a continuous registering tape or other vehicle for providing an audit trail acceptable to Cal Expo for the accurate recording of gross receipts.

14.              Security, Letter of Credit and Bonds:

A.                Security Requirement:  Pursuant to that certain Agreement for Deposit of Funds to Secure Performance by Premier Waterworld Sacramento Inc. between Cal Expo and Palace Entertainment (the “Escrow Agreement”), Palace Entertainment shall have deposited with Cal Expo the amount of Two Hundred Thousand Dollars ($200,000) (the “Security Deposit” or “Escrow Funds”) as security for the faithful and continuing performance by Palace Entertainment of all the terms and conditions of this Agreement during the entire term of this Agreement, including but not restricted to the operation and maintenance of the facilities constituting the Water Park as well as any additional future developments by Palace Entertainment, and the payment of all rent, fees, taxes or other charges.  In the event that Palace Entertainment fails to remedy any Event of Default in the terms of this Agreement ninety (90) days from the receipt by Palace

Entertainment of written notice by Cal Expo, Cal Expo may terminate the Agreement and take possession of the Water Park Premises and seek redress from the Escrow Funds, and, whether or not it does so may pursue other remedies for such breach available at law or equity.

B.                  Bonding Requirement:  Prior to the commencement of construction of any capital improvement or deferred maintenance item with a cost in excess of One Hundred Thousand Dollars ($100,000), Palace Entertainment shall furnish to Cal Expo a Payment Bond of a surety corporation licensed to transact business by the State of California and in a form satisfactory to Cal Expo, with the persons selected by Palace Entertainment to construct such capital improvements in accordance with this Agreement to be named as principals, in a sum not less than fifty percent (50%) of the total contract cost of the construction of the said improvement, guaranteeing the payment for all materials, provisions, provender, supplies and equipment used in, upon, for or about the performances of said construction work or labor done thereon of any kind whatsoever and protecting Cal Expo from any and all liability, losses or damages, arising therefrom.

15.              Hold Harmless Agreement:

A.                Waiver of Contribution Right:  Palace Entertainment hereby waives all claims and recourse against Cal Expo including the right to contribution for loss or damage to person or property resulting from any activities on the Water Park Premises, except for claims arising from the sole negligence of Cal Expo, its officers, agents or employees, and claims arising out of conditions or occurrences with respect to adjacent areas existing or occurring on or prior to the date of the Premier Agreement, which conditions or occurrences do not comply with or may give rise to liability under regulations of any governmental authority, and claims arising under or by virtue of the Premier Agreement.

B.                  Indemnification and Hold Harmless:

1)                  Palace Entertainment shall indemnify, hold harmless and defend Cal Expo and the State of California, its officers, agents and employees against any and all claims, suits, actions of every name, kind and description, brought forth from, or on account of, damage to property or injuries to or death of any person, including but not limited to workers or the public, resulting from any activities on the Premises, except for (1) claims arising out of the sole negligence of Cal Expo and the State of California, its officers, agents or employees, and (2) claims arising out of conditions or occurrences with respect to the Premises and adjacent areas occurring or existing prior to the date of this Agreement, which conditions or occurrences do not comply with, or may result in liability under the environmental laws or regulations of any governmental authority.

2)                  Cal Expo shall indemnify, hold harmless, and defend Palace Entertainment, its officers, agents and employees against any and all claims, suits, actions of every name, kind and description, brought forth from, or on account of, damage to property or injuries to or death of any person, including but not limited to workers and the public, arising out of (1) the sole negligence of Cal Expo, its officers, agents or employees, or (2) any conditions or occurrences with respect to the Premises and adjacent areas existing or occurring prior to the date of this Agreement, which conditions or occurrences do not comply with, or may result in liability under the environmental laws or regulations of any governmental authority.

3)                  Palace Entertainment hereby waives all claims and recourse against Cal Expo and the State of California including the right to contribution for loss or damage to persons or property arising from, growing out of, or in any way connected with or incident to this Agreement.  The duty of Palace Entertainment to indemnify and save harmless includes the duties to defend as set forth in section 2778 of the Civil Code.

4)                  Palace Entertainment waives any and all rights to any type of express or implied indemnity against Cal Expo and the State of California, its officers or employees.

5)                  In the event Cal Expo is named as co-defendant, Palace Entertainment shall notify Cal Expo of such fact and shall represent Cal Expo in such legal action unless Cal Expo undertakes to represent itself as co-defendant in such legal action, in which event Palace Entertainment shall bear Cal Expo’s litigation costs, expenses, and attorney’s fees.

6)                  Notwithstanding paragraph 15(B), Cal Expo shall not be liable for loss or damage to the property owned, leased, or operated by Palace Entertainment.

16.              Insurance:

A.                Liability Insurance:  Palace Entertainment shall provide a general liability insurance policy in the minimum sum of Ten Million Dollars ($10,000,000) per occurrence and annual aggregate, or its equivalent providing coverage for, but not limited to, the following: Bodily Injury and Property Damage, Premises/Operations, Products/Completed Operations, Independent Contractors, Automobiles owned, hired and leased, and be in accordance with all of the limits, terms and conditions set forth herein. The limits may be satisfied by a combination of primary and excess liability policies.  Palace Entertainment agrees that this coverage shall be provided on a primary basis to any other coverage(s) provided or available to Cal Expo.  The policy shall contain the following special endorsements: (1) State of California, California Exposition and State Fair, its Board of Directors, officers, agents, employees, and servants are included as additional insureds; (2) the insurer will not cancel or reduce the insured’s coverage without thirty (30) days prior written notice to Cal Expo; (3)

Cal Expo will not be responsible for the payment of any premiums or assessments on the policy; and (4) the policy shall include coverage (“Access Area Coverage”) for all claims, suits, actions of any name, kind and description, brought forth from, or on account of, damaged property or injuries to or death of any person, including but not limited to workers and the public, arising out of the use of the Cal Expo grounds’ roadways, pedestrian walkways, and parking lots, by Palace Entertainment’s customers for ingress or egress to and from the Water Park, excluding from coverage the period of the State Fair each year.

Notwithstanding the foregoing, if at any time from and after the date of this Agreement, the percentage increase (from the date of this Agreement) in Palace Entertainment’s annual liability insurance premiums solely attributable to Access Area Coverage exceeds the percentage increase (from the date of this Agreement) in Palace Entertainment’s total annual liability insurance premiums for the Water Park (excluding Access Area Coverage), and the dollar amount of such excess is greater than $15,000, then Palace Entertainment shall have the right, 90 days following written notice of such event to Cal Expo, to terminate the Access Area Coverage; provided, however, that following such notice to Cal Expo, Palace Entertainment and Cal Expo shall use all reasonable efforts to negotiate in good faith an alternative approach for obtaining Access Area Coverage.

For example, assume the annual liability insurance premiums for Access Area Coverage increase from $10,000 to $30,000, and the total annual liability insurance premiums for the Water Park (excluding Access Area Coverage) increase from $40,000 to $80,000 during the same period.  In this example, the percentage increase in premiums attributable to Access Area Coverage (200%) exceeds the percentage increase in total non-Access Area Coverage premiums (100%), but the dollar amount of such excess, $10,000 (100% of $10,000), is less than $15,000.  Therefore, under this example, Palace Entertainment would not have the right to terminate Access Area Coverage pursuant to this paragraph.

By way of additional example, assume the annual liability insurance premiums for Access Area Coverage increase from $10,000 to $40,000 and the total annual liability insurance premiums for the Water Park (excluding Access Area Coverage) increase from $40,000 to $80,000 during the same period.  In this example, the percentage increase in premiums attributable to Access Area Coverage (300%) exceeds the percentage increase in total non-Access Area Coverage premiums (100%) , and the dollar amount of such excess, $20,000 (200% of $10,000), is greater than $15,000.  Therefore, under this example, Palace Entertainment would have the right to terminate Access Area Coverage pursuant to this paragraph.

Notwithstanding anything in this Agreement to the contrary, if Palace Entertainment is unable to obtain Access Area Coverage (conforming to the other requirements of this paragraph) because insurance companies refuse to provide Access Area Coverage for the Water Park due to factors beyond Palace Entertainment’s control, then after Palace

Entertainment and Cal Expo have exhausted all reasonable efforts to provide some alternative approach for obtaining Access Area Coverage, Palace Entertainment shall not be required by this paragraph to obtain such Access Area Coverage.

The policy with the endorsements shall be submitted to Cal Expo for approval by California Fair Services Authority (“CFSA”).

Palace Entertainment agrees that the policy herein provided for shall be in effect at all times during the term of this Agreement.  In the event said insurance expires at any time or times during the term of this Agreement, Palace Entertainment agrees to provide at least thirty (30) days prior to said expiration date, a new certificate of insurance evidencing insurance coverage as provided for herein for not less than one (1) year.  New certificates of insurance are subject to the approval of CFSA, and Palace Entertainment agrees that no work or services shall be performed prior to the giving of such approval.  Said certificate of insurance for all areas affected by this Agreement, shall be issued by an insurance company that is acceptable to CFSA, and Cal Expo shall have the right to reconsider insurance requirements during the term of the Agreement.  The failure of Palace Entertainment to keep in effect at all times insurance coverage as herein provided will constitute a breach of this Agreement.

B.                  Additional Insurance Provisions:  Palace Entertainment agrees to procure and continuously maintain and carry throughout the term hereof at its own cost and expense the following:

1)                  Workers’ Compensation Insurance:  All employees of Palace Entertainment shall be covered by workers’ compensation insurance as required by law.  Palace Entertainment shall have the right to act as a self-insurer after qualifying under the laws of the State of California and submitting a copy of their Certificate of Consent to Self-Insure to Cal Expo.

a)                   Evidence of workers’ compensation insurance shall be submitted prior to commencement of term; or

b)                  Palace Entertainment has no paid or volunteer employees and Palace Entertainment executes and submits an “Exemption from Workers’ Compensation” form.  This certification does not alter or affect compliance with the workers’ compensation requirements in the Labor Code of the State of California.

2)                  Palace Entertainment shall carry all risk insurance for fire, storms, wind and other possible casualties in an amount and type satisfactory to Cal Expo.  Such insurance on the improvements, fixtures, furnishings, equipment, and all other personal property, including supplies of Palace Entertainment on the premises, shall be in an amount adequate to insure the replacement of said property in the event of loss.

3)                  All insurance required hereunder shall be for the protection of Cal Expo and the State of California, as well as Palace Entertainment, shall be written by such company or companies as Cal Expo shall approve and, in the absence of agreement as to amount, shall be in the amounts customarily carried in each category by operators of comparable facilities as a minimum.  All losses under any such policies of insurance shall be so written as to be payable to “Palace Entertainment, a Delaware corporation” and/or Cal Expo, State of California as their interests may appear.

4)                  Palace Entertainment shall submit copies of insurance policies to Cal Expo for approval by CFSA prior to the commencement of operation on the Water Park Premises.  At least thirty (30) days prior to the expiration of any policy, a renewal policy of insurance showing that such insurance coverage has been renewed, shall be filed with Cal Expo.

5)                  In the event Cal Expo reasonably determines, based upon practices of comparable facilities, that other insurance than those types specifically listed is believed by Cal Expo to be necessary for the protection of the joint interest of the parties hereunder, Palace Entertainment likewise agrees to procure, pay for and carry such other additional insurance.

C.                  Palace Entertainment’s Self Insurance:  At any time, Palace Entertainment may submit to Cal Expo a plan whereby Palace Entertainment would “self-insure” to the limits required under this paragraph 16.  Cal Expo shall promptly review such proposed plan and shall not unreasonably refuse to approve it as a means of satisfying Palace Entertainment’s insurance obligations under this Paragraph.

17.              Taxes:  It is acknowledged by Palace Entertainment that this Agreement will create a possessory interest in public property which is subject to property taxation.  Palace Entertainment agrees to pay any property taxes lawfully levied on such possessory interest.  Palace Entertainment agrees to pay the above and all other lawful taxes, assessments or charges which at any time may be levied by the State of California, County of Sacramento, City of Sacramento, or any tax assessment levying body upon any interest in this Agreement or any possessory right which Palace Entertainment may have in or to the Water Park Premises covered hereby or the improvements thereon by reason of its use or occupancy thereof or otherwise, as well as all taxes, assessments, charges on goods, merchandise, fixtures, appliances, equipment, and property owned by it in or about the Premises, provided that Palace Entertainment may contest the imposition of any such tax and may withhold payment upon provision of a bond or other financial assurance satisfactory to Cal Expo insuring that funds are available for such payment.

18.              Dispute Resolution:  The parties agree to the following dispute resolution procedure to cover any and all disputes arising under the lease:

A.                Mediation:  In the event of a dispute, claim or controversy arising out of or relating to the Agreement or the breach, termination, enforcement, interpretation or validity thereof, and such dispute, claim or controversy cannot be informally resolved by the parties, the parties agree to formally mediate the dispute prior to initiating arbitration as set forth in subparagraph (b) below.  The parties agree to share equally in the costs associated with mediation.

B.                  Arbitration:  In the event mediation fails to resolve a dispute, claim or controversy arising out of or relating to the Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope of applicability of the Agreement to arbitrate, the parties agree to submit the unresolved matter to arbitration and shall be bound by the determination of one arbitrator in Sacramento, California.  The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  Judgment on the award may be entered in any court having jurisdiction.  The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

C.                  Venue in Sacramento:  The parties to this Agreement agree that any action at law or suit in equity, relating to this Agreement or any provision thereof, shall only be instituted and maintained in a court of competent jurisdiction in the County of Sacramento, State of California.  Each party hereto waives the right to change of venue.

D.                 Notwithstanding the foregoing, in the event litigation is instituted by one party against the other, the parties agree that, in addition to any other remedies that this Agreement or the law may allow, the prevailing party in such litigation shall recover all reasonable costs, including reasonable attorney’s fees.

19.              Maintenance:

A.                Palace Entertainment’s Responsibilities:  Palace Entertainment agrees to maintain any and all facilities at the Water Park in good order and repair at its own cost and expense during the entire term of this Agreement.  At the beginning of each year, Palace Entertainment shall provide Cal Expo with a projected maintenance schedule for the upcoming year.

B.                  Cal Expo Inspection:  Cal Expo’s representative, as designated by its General Manager, may make inspections of Palace Entertainment’s facilities to determine if the maintenance of the facilities is in conformity with this Agreement.  Palace Entertainment shall perform at its own cost and expense, any required maintenance and repairs including structural maintenance and landscape maintenance, and should Palace Entertainment fail, neglect or refuse to do so, Cal Expo shall have the right to perform such maintenance or repairs for Palace Entertainment’s account, and Palace Entertainment agrees to promptly reimburse Cal Expo for the cost thereof, provided, however, that Cal Expo shall first give Palace Entertainment ten (10) days written notice of its intent to perform such maintenance or repairs.  Cal Expo shall not be obligated to make any repairs to or maintain any improvements on the subject premises.  Palace Entertainment hereby expressly waives the right to make repairs at the expense of Cal Expo and the benefit of the provisions of Sections 1941 and 1942 of the Civil Code of the State of California relating thereto if any.

C.                  Clean-up of Area Surrounding Water Park:  Palace Entertainment expressly agrees at all times during the term of this Agreement, at its own cost and expense, to maintain and operate the Water Park and areas adjacent to said Park, to a distance of not less than fifty (50) feet, in a clean, safe, wholesome and sanitary condition free of trash, garbage or obstructions of any kind and in compliance with any and all present and future laws, general rules or regulations of any governmental authority now or at any time during the term of this Agreement in force relating to sanitation or public health, safety, and welfare.  Palace Entertainment shall remedy without delay any defective, dangerous or unsanitary conditions on said Water Park or within the area described in this subparagraph.  Notwithstanding the foregoing, Palace Entertainment’s obligations as described in this subparagraph shall not alter, modify or diminish Cal Expo’s indemnity obligations as set forth in paragraph 15 above.

D.                 Other Maintenance Services:  Palace Entertainment further agrees to assume and pay when due all operating expenses for pest control, garbage and waste removal, janitorial services, and any other operating services accruing or payable in connection with its occupancy of the Water Park and, any part thereof, including deposits, fees, required by the supplier of any such service.

20.              Utilities and Services:

A.                Payment of Utility Charges:  Palace Entertainment shall assume and pay when due all charges for gas, power, telephone; light, and any other utility services accruing or payable in connection with its occupancy of the premises and any part thereof, including deposits, connection fees or charges and equipment rental required by the supplier of any such utility service, provided Palace Entertainment agrees to reimburse Cal Expo for utilities based upon a reasonable estimate of the proportion of such utility services actually used by Palace Entertainment if the utilities are not separately metered.

B.                  Refuse Disposal:  It is understood that Cal Expo has, and will continue to have in the future, an exclusive agreement with a refuse company for the disposal of refuse on the Cal Expo grounds and Palace Entertainment hereby agrees that all of its facilities located on the Water Park Premises will be subject to the terms, conditions and unit price of said agreement for the disposal of its refuse.

C.                  Water:

1)                  The Water Park Premises are currently served by a well designated as Well Number Three, which will be maintained by Cal Expo.  No charge shall be made by Cal Expo for water use by Palace Entertainment during the term of this Agreement or extension thereof.  Cal Expo does not, however, guarantee an adequate water supply to Palace Entertainment for the term of this Agreement or extension thereof and in the event that the water supply from Well Number Three diminishes or is insufficient to meet the needs of Palace Entertainment, it is understood that Palace Entertainment, at its cost and expense, will seek another source of supply from the City of Sacramento or other governmental agency.

2)                  Cal Expo represents that it has no present information indicating that the current water supply in Well Number Three is or will become inadequate or unsuitable, and further covenants to cooperate in any reasonable way in assisting Palace Entertainment in obtaining an alternate water supply should that become necessary.

21.              Labor-Management Relations:  During the term of this Agreement, Palace Entertainment shall take all reasonable steps (consistent with applicable law) necessary to assure satisfactory labor-management relations to the end that the operation of Palace Entertainment, Cal Expo or of exhibitors, concessionaires, or others on the Cal Expo grounds shall in no way be affected by strikes, picketing, boycotts, or other labor activities.  Palace Entertainment, however, does not warrant or guarantee that there will be no such strikes, picketing, boycotts or other labor activities.

22.              Termination Prior to Expiration of Term:

A.                Events of Default Defined:  Any of the following acts or omissions shall constitute breach of this Agreement if not cured within applicable notice and cure periods (each referred to herein as an “Event of Default” or “breach” of this Agreement) which shall give Cal Expo the right to terminate this Agreement as set forth in this paragraph if not cured within applicable notice and cure periods and take such other actions to enforce this Agreement as are permitted by law.  Due performance of this Agreement by Palace Entertainment is an express condition of its continuance, as provided in this paragraph.

1)                  Cessation of Business:  If Palace Entertainment, without the written consent of Cal Expo, during the period Palace Entertainment is required to operate the Water Park under this Agreement, closes the Water Park to the public for a period of either thirty (30) consecutive days or sixty (60) days during any one year; or

2)                  Breach of Agreement:  If a material breach is made by Palace Entertainment of any of the terms, conditions or covenants contained in this Agreement or the Escrow Agreement (as defined in paragraph 14(A)) which is not cured within 30 days of receipt of written notice thereof, or if not reasonably capable of being cured within 30 days, as soon thereafter as is commercially practicable so long as Palace Entertainment diligently prosecutes such cure to completion; or

3)                  Nonpayment of Rent:  If the required monthly rent is delinquent in the amount of payment, or in the prescribed time of payment, for a period in excess of fifteen (15) days (acceptance by Cal Expo of any portion of the delinquent rent, at the option of Cal Expo shall not constitute waiver of said breach); or

4)                  Nuisance:  If Palace Entertainment should create or allow to be created a nuisance on the Water Park Premises.

B.                  Remedies for Breach:  In the event of a breach of this Agreement by Palace Entertainment, Cal Expo may send written notice to Palace Entertainment of said breach.  If Palace Entertainment shall fail to remedy (1) commence cure of the breach described in such notice within 90 days of receipt or (2) diligently prosecute such cure to completion thereafter, Cal Expo, at its option, may declare this Agreement terminated and may thereupon take immediate possession of the Water Park Premises.  In addition, Cal Expo may seek redress against the Escrow Funds on deposit with Cal Expo as set forth in this Agreement and the Escrow Agreement.

C.                  Bankruptcy:  Subject to the provisions of the United States Bankruptcy Code, as amended, should Palace Entertainment file a voluntary petition in bankruptcy or be adjudged a bankrupt either upon the voluntary petition in bankruptcy of Palace Entertainment or upon the involuntary petition of creditors of Palace Entertainment, or should Cal Expo seek a remedy afforded by any statute of the United States relating to bankruptcy, or should Palace Entertainment make an assignment for the benefit of its creditors, or should a receiver be appointed over its assets, or should an attachment be levied, and permitted to remain for a period of more than thirty (30) days, upon any interest of Palace Entertainment under this Agreement, then, all interest of Palace Entertainment in this Agreement, except such interest as may have been validly assigned by Palace Entertainment pursuant to the conditions of this Agreement, shall at the sole option of Cal Expo terminate upon ninety (90) days written notice to Palace Entertainment and Cal Expo may enter and take possession of the Water Park Premises.

23.              Buy-Out Provisions:  Notwithstanding any other provision in this Agreement and in addition to any other remedy available, the parties agree to the following buy-out provisions.

A.                Cal Expo’s Buy-Out

1)                  The buy-out provision cannot, at any time during the term or any extension thereof, be utilized by Cal Expo to replace Palace Entertainment as the operator (any termination for good cause will not be an exercise of the buy-out provision).

2)                  The buy-out option may not be utilized by Cal Expo until the end of the 2011 water park operating season (i.e., October 1, 2011).

3)                  Cal Expo will have from October 1, 2011, until December 31, 2011, to notify Palace Entertainment of its intent to exercise the buy-out clause.

4)                  If Cal Expo exercises the buy-out clause, Palace Entertainment is entitled to remove (at its sole expense) whatever capital improvements have been purchased on or for the site and will receive a lump sum payment equivalent to two (2) times one (1) year’s gross revenue received by Palace Entertainment (taking the average of the previous three (3) years’ gross revenue).

5)                  If Cal Expo does not exercise the buy-out clause in 2011, it will have a similar opportunity to do so from and between October 1, 2015, and December 31, 2015, and again from and between October 1, 2020, and December 31, 2020, with the same buy-out payment and rights to the assets as set forth in subparagraph 4) above, provided the Agreement is extended in accordance with paragraph 3 of this Agreement.

B.                  Palace Entertainment’s Buy-Out

1)                  If Palace Entertainment elects to terminate this Agreement prior to the expiration of the term or any extension thereof, it shall provide Cal Expo with 12 months written notice and shall pay Cal Expo two (2) times the annual rent (averaged over the last three (3) years of operation).  In addition to the payment, Palace Entertainment agrees that all capital improvements purchased by Palace Entertainment from Six Flags, and all capital improvements constructed or implemented under the terms of this Agreement, shall become the property of Cal Expo at Cal Expo’s sole and exclusive option upon early termination of the Agreement.  Cal Expo, in the exercise of its sole discretion, may require that one or more of the capital improvements be removed at Palace Entertainment’s sole expense.

24.              Notices:  Any notices provided for in this Agreement, or which otherwise may be given by either party to the other, shall be deemed to have been fully given when made in writing and deposited in the United States mail, certified as registered, postage prepaid and addressed as follows:

To Palace Entertainment at:	Palace Entertainment
Raging Waters Sacramento
1600 Exposition Boulevard
Sacramento, CA 95815
ATTN: General Manager

To Cal Expo at:	California Exposition & State Fair
1600 Exposition Boulevard
Sacramento, CA 95815
ATTN: General Manager

25.              Assignments:

A.                No Transfer Without Cal Expo Consent:  Except as otherwise provided herein, no transfer, conveyance, pledge or assignment by Palace Entertainment of this Agreement or of any part thereof or interest therein directly or indirectly, voluntarily or involuntarily, shall be made unless such transfer, conveyance, pledge or assignment is first consented to in writing by Cal Expo as required by, and pursuant to the provisions of this paragraph.

B.                  Assignment for Security:  Palace Entertainment’s possessory interest in Palace Entertainment’s improvements under the terms of this Agreement, for the purposes of affording security only, may be assigned, transferred or encumbered when first consented to in writing by Cal Expo.  Cal Expo shall give such consent upon verification that such assignee is a responsible commercial lender and that such assignment is made consistent with the requirements and restrictions of this Agreement.  No mortgage shall be executed and no bonds or other evidence of interest in, or indebtedness upon the assets or proposed assets of Palace Entertainment shall be issued except for the purposes of acquiring, installing, enlarging or improving plant and equipment and extending facilities for the accommodation of the public, and then only upon prior consent in writing in each case obtained from Cal Expo.  In the event of breach and foreclosure on such mortgage or such other indebtedness or of other assignment, transfer or encumbrance, the purchaser under the foreclosure sale, shall succeed to the possessory interest of Palace Entertainment.  Under these circumstances, operating rights and privileges shall be as outlined in this Agreement, however, the right of any person or persons to actually operate the said premises is subject to the consent of Cal Expo.

C.                  Assignment for Other Than Security:  Except as provided in paragraph 25(A),Palace Entertainment shall neither assign or otherwise convey any interest of any sort granted by this Agreement, to any person or persons, entity or entities whatsoever, without prior written consent and approval by Cal Expo.  Before Cal Expo considers such assignment, Palace Entertainment shall have adequately carried out the provisions of this Agreement for a period of no less than three (3) years.  Cal Expo’s consent to an assignment by Palace Entertainment shall not unreasonably be withheld.  In deciding whether to consent, Cal Expo may consider the financial capability and stability of the proposed assignee, the experience of the management of the assignee in operating a water theme park, and the reputation of the assignee.  Cal Expo may further review those provisions of the transfer documents dealing with the transition from assignor to assignee of control over operations at the Water Park to ensure a reasonably smooth transition of such control.  All of Cal Expo’s review hereunder will be with a view to satisfy Cal Expo that the quality and financial capability of the operator and the operations at the Water Park will not materially suffer due to the assignment.  Palace Entertainment’s interest here shall not be assignable in bankruptcy, nor shall said interest be assignable by operation of law.  Any document by which an interest is granted, subject to the prior written consent of Cal Expo, shall indicate that the person acquiring such interest has been advised of and takes his interest subject to the terms and conditions of this Agreement.  However, in the event of termination of this Agreement, Cal Expo, at its sole option, may elect to treat any assignee, subtenant or holder of an interest conveyed by Palace Entertainment as Cal Expo’s tenant, subject to the terms and conditions of this Agreement.

D.                 Change in Stock Ownership:

1)                  Any single change in stock ownership, voluntary, involuntary, by operation of law, or otherwise (excluding a change by reason of inheritance or operation of the California Community Property Law), which results in a transferee, who is other than either the stockholder of Palace Entertainment at the time of executing this Agreement, or an Affiliate thereof, such that such transferee owns a controlling interest of the stock after the transfer, shall be deemed as an assignment prohibited by this paragraph unless written consent of Cal Expo be obtained as provided in this paragraph.  Cal Expo’s consent shall not be unreasonably withheld, nor shall any unreasonable terms and conditions in connection therewith be imposed.  Cal Expo’s consent shall be based upon consideration of the financial responsibility, character, business ability, morality, and reputation of such person obtaining stock by assignment covered by this paragraph.  In the event that the stock of Palace Entertainment goes to a public issue, this paragraph shall not apply but the list of stockholders owning more than 5% of the stock and the amount of stock held shall be submitted to Cal Expo.  Notwithstanding the foregoing, this paragraph shall not be applicable as long as at least 51% of the outstanding shares of voting stock of Palace Entertainment are owned by the current owners of all of its voting stock or by any persons, corporations or other entities, which directly or indirectly control or are controlled by or under common control with any such current owners.

2)                  As a condition of obtaining the written consent of Cal Expo, as provided above, Palace Entertainment shall immediately upon the request of Cal Expo obtain for and supply to Cal Expo in writing such information as Cal Expo may reasonably request for the purpose of exercising its power of consent.  The consent of Cal Expo need not be obtained if the person obtaining stock contrary to provisions of this paragraph sells or transfers ownership or beneficial interest to a person who was a stockholder at time of execution of this Agreement.  The sale or transfer shall be accomplished prior to Cal Expo terminating the Agreement for breach of this paragraph.

26.              Period of State Fair:  No Assurances to Continue Fair:  For purposes of this Agreement, the period of the State Fair shall be a period during which Cal Expo conducts the State Fair on all or a portion of the Cal Expo grounds other than the Water Park Premises.  This period is typically a three-week period in August and September in any year, but Cal Expo reserves the right to schedule the State Fair or reschedule the State Fair in its sole discretion.  By entering into this Agreement, however, Cal Expo makes no representation or stipulation as to the type, size, location or duration of public facilities to be maintained at the Cal Expo grounds, or to the continuation of Cal Expo ownership or operation of the Cal Expo grounds, or the operation of the State Fair.

27.              Time of Essence:  Time shall be of the essence in the performance of this Agreement.

28.              Conflict of Interest:  Palace Entertainment warrants and covenants that no official or employee of Cal Expo nor any business entity in which an official or employee of Cal Expo’s interested, (1) has been employed or retained to solicit or aid in the procuring of this Agreement; (2) will be employed in the performance of this Agreement without the immediate divulgence of such fact to Cal Expo.  In the event Cal Expo determines that the employment of any such official, employee or business entity is not compatible with such official’s or employee’s duties as an official or employee of the State of California, Palace Entertainment, upon request of Cal Expo, shall terminate such employment immediately.  For breaches or violation of this paragraph, Cal Expo shall have the right both to annul this Agreement without liability and, in its discretion, recover the full amount of any such compensation paid to such official, employee or business entity.

29.              Paragraph Titles:  The paragraph titles in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of intent of this Agreement or in any way affect this Agreement.

30.              Alcoholic Beverages:  The sale of alcoholic beverages by Palace Entertainment at the Water Park Premises is hereby approved by Cal Expo provided that the required permits or licenses are obtained and maintained by Palace Entertainment.

31.              Management Representative:

A.                Cal Expo Representative:  For purposes of this Agreement, the General Manager for Cal Expo, herein called “General Manager,” is the Cal Expo representative in direct charge of the Cal Expo grounds.  The General Manager shall designate to staff the day-to-day administration of this agreement and to be Palace Entertainment’s contact with Cal Expo for information, agreement performance, and other problems that may arise.

B.                  Palace Entertainment Representative:  Palace Entertainment shall designate in writing a representative (which may be the Manager) who shall be available at the Water Park or otherwise reasonably available during the period when Palace Entertainment’s facilities are in operation and who shall be authorized to take immediate action when necessary upon request of Cal Expo.

C.                  Change in Representative:  Palace Entertainment may change its designated representative from time to time by giving written notice thereof to Cal Expo in the manner herein provided.

D.                 Entire Understanding:  This Agreement contains and embraces the entire Agreement between the parties hereto and neither it nor any part of it may be changed, altered, modified, limited or extended orally except by written amendment thereto signed by Cal Expo and Palace Entertainment, or their successors in interest.

32.              Waiver of Claims:  Palace Entertainment hereby waives any claim against the State of California, its officers, agents or employees for damage or loss from delay or attorney’s fees caused by any suit or proceeding directly or indirectly attacking the validity of this Agreement, or any part thereof, or by any money judgment or award against Palace Entertainment in any suit or proceeding declaring this Agreement null, void or voidable or delaying the same or any part thereof from being carried out unless Cal Expo shall fail to defend the validity of this Agreement in any such suit or proceeding.

33.              Cal Expo Approval Shall Be Reasonably Given:  Except as specifically provided otherwise in this Agreement, in each case in this Agreement in which Cal Expo is given a right to consent to or approve, or otherwise has discretion with respect to, any act, policy, or decision of Palace Entertainment, Cal Expo shall not unreasonably withhold or delay such consent or approval, taking into account the standards established herein for such consent or approval or exercise of discretion. If no standards are established, then the standards shall be those that would reasonably apply to the prudent operation of an enterprise similar in kind and quality to the Water Park.  The failure of Cal Expo to respond to any requests by Palace Entertainment for its consent or approval within the periods provided herein shall be deemed to be Cal Expo’s consent to the matters which are the subject of such consent.

34.              Relationship of the Parties:  The parties hereto agree that Palace Entertainment, its officers, agents, and employees in performance of this Agreement shall act in an independent capacity and not as officials, employees, or agents of Cal Expo.  Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

35.              Amendment:  No amendment or variation of the terms of this Agreement shall be valid unless made in writing, signed by the parties and approved as required.  No oral understanding or Agreement not incorporated in the Agreement is binding on any of the parties.

36.              Force Majeure:  Neither party shall be liable to the other for any delay in or failure of performance, nor shall any such delay in or failure of performance constitute default, if such delay or failure is caused by “Force Majeure.”  As used in this section, “Force Majeure” is defined as follows: Acts of war and acts of god such as earthquakes, floods, and other natural disasters such that performance is impossible.

37.              Miscellaneous

A.                Gender and Headings:  As used herein, whenever the context so requires, the neuter gender includes the masculine and the feminine, and the singular includes the plural and vice versa. Defined terms are to have their defined meanings regardless of the grammatical form or number of tenses of such terms. The title headings of the respective paragraphs of this Agreement are inserted for convenience only, and shall not be deemed a part of this Agreement or considered in construing this Agreement.

B.                  Covenants:  Whenever words or provisions imposing an obligation or duty on either party are used herein, such word or provision shall have the same force and effect as though phrased in the form of express covenants.

C.                  Construction:  The language in all parts of this Agreement shall in all cases be construed simply and according to its fair meaning and not strictly for or against either of the parties.

D.                 Successors and Assigns:  The terms, provisions, and conditions hereof shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.  All rights, options, privileges and obligations of Cal Expo may be assumed, enforced or performed by any person designed by it or by its successors or assigns.

E.                   Definitions of “Person”:  “Person,” as used herein, includes any individual, partnership, firm, association, corporation or other entity, natural or artificial, including any instrumentality or agency of government.

F.                   Diligence:  Palace Entertainment shall conduct the activities authorized by this Agreement on and in connection with the Premises with due diligence and efficiency and in like manner as comparable California businesses are operated and by methods to produce the maximum net income which may be produced by proper manner of operation.

G.                  Definition of “Law”:  “Law,” as used herein, includes all valid laws, statutes, ordinances, rules, orders and regulations promulgated or issued by federal, state, municipal, local and administrative authorities.

H.                 Partial Invalidity:  In the event that any term, covenant, provision or condition of this Agreement or any article, section, subsection, sentence, clause or phrase of this Agreement is held to be invalid by final judgment or any court of competent jurisdiction, such invalidity shall not in any way affect the remainder of this Agreement.

I.                      Representations Not Herein Contained:  This Agreement contains all of the representations, provisions, agreements, understandings and warranties either express or implied and it is understood that no person, employee, agent or representative of Cal Expo or any instrumentality thereof, has authority to make, and Palace Entertainment warrants that it is not relying on any written or oral statement, express or implied, except as herein set forth, leading up to or including it to execute or enter into this Agreement.

J.                     Approval:  This Agreement shall not be binding upon Cal Expo until it has been duly executed by Cal Expo and, if applicable, approved by the Department of General Services.

EXHIBIT A

Description of Water Park Premises

See Exhibit A-I attached hereto.

EXHIBIT AA

Description of Non-exclusive Use Shared Area

1) Service entrance. The area designated as “Red” and shown in red on the map attached hereto as Exhibit AA-l depicts the service entrance. All vehicles servicing Palace Entertainment, including, but not limited to, delivery trucks and those Palace Entertainment personnel who have credentials issued by Cal Expo for parking, shall, so long as not blocked, enter gate 12 and exit from gate 12, following the area marked in red.  No authorization is given to use or be on any other portion of the Cal Expo grounds, so long as said gate 12 remains unblocked and except as permitted in accordance with paragraph 2 below.

“2) Public entrance.  The area designated as “Blue” shown in blue on the map attached hereto as Exhibit AA-l depicts the entrance and pathway which may be used by the public to gain access to the Water Park. During normal business hours the public will have access through the main gate, which faces Exposition Boulevard, and over the foregoing pathway to the Water Park.  Other gates, including, but not limited to, the “West Gate” shown on the attached in Lot B may be made available by Cal Expo for entrance by the public to the Water Park.  The public shall follow the designated route signs, if any, to the Water Park; otherwise shall follow the foregoing pathway.

EXHIBIT B

PERMITTED ENCUMBRANCES

1.                    THE LIEN OF SUPPLEMENTAL REAL ESTATE TAXES, IF ANY, ASSESSED PURSUANT TO CHAPTER 3.5 COMMENCING WITH SECTION 75 OF THE CALIFORNIA REVENUE AND TAXATION CODE.

2.                    ANY ASSESSMENTS AGAINST THE LAND HEREIN DESCRIBED AND ITS PROPORTION OF ANY GENERAL OUTSTANDING INDEBTEDNESS OF AMERICAN RIVER FLOOD CONTROL DISTRICT.

3.                    WATER RIGHTS, CLAIMS OR TITLE TO WATER, WHETHER OR NOT SHOWN BY THE PUBLIC RECORD.

4.                    EASEMENT FOR UNDERGROUND ELECTRIC SYSTEM AND INCIDENTAL PURPOSES THERETO, GRANTED TO SACRAMENTO MUNICIPAL DISTRICT, A MUNICIPAL UTILITY DISTRICT IN THE INSTRUMENT RECORDED MARCH 25, 1992, BOOK 9203-25, PAGE 844, OFFICIAL RECORDS.

5.                    EASEMENT FOR UNDERGROUND ELECTRIC SYSTEM AND INCIDENTAL PURPOSES THERETO, GRANTED TO SACRAMENTO MUNICIPAL DISTRICT, A MUNICIPAL UTILITY DISTRICT IN THE INSTRUMENT RECORDED JANUARY 6, 1992, BOOK 8201-06, PAGE 471, OFFICIAL RECORDS.

6.                    ANY RIGHTS, INTEREST OR CLAIMS WHICH MAY EXIST OR ARISE BY REASON OF THE FOLLOWING, AS SHOWN ON ALTA SURVEY DATED OCTOBER 28, 1996, PREPARED BY WONG & ASSOCIATES, JOB NO. 96050.

a.                    ENCROACHMENT OF ONE STORY WOOD BUILDING ONTO THE EASEMENT RECORDED IN BOOK 8201-06, PAGE 471, OFFICIAL RECORDS.

b.                   ENCROACHMENT OF MONORAIL ONTO THE SOUTHEAST PORTION OF SAID LAND.

c.                    THE FACT THAT A CONCRETE PEDESTRIAL BRIDGE GOING FROM THE SOUTH PARKING AREA INTO THE WATER PARK EXISTS ON SAID LAND.

d.                   ENCROACHMENT OF FENCELINE, SAND VOLLEYBALL COURT AND COVERED CONCRETE PICNIC AREA ONTO ADJOINING PROPERTY TO THE NORTH.

e.                    ENCROACHMENT OF THE WATERSLIDE ONTO THE ADJOINING PROPERTY TO THE WEST.

f.                      ENCROACHMENT OF CHAIN LINK FENCE ONTO THE ADJOINING PROPERTY TO THE SOUTH.

g.                   THE FACT THAT AN OPEN DRAINAGE CANAL EXISTS PARTIALLY ON SAID LAND IN THE SOUTHEAST CORNER.

h.                   EASEMENTS FOR STORM DRAINS, SANITARY SEWER, WATER LINES, AND ELECTRICAL BOXES AS DISCLOSED BY SAID SURVEY.

EXHIBIT C

Copy of the Acquisition Agreement

Exhibit C-l attached hereto